Exhibit (b)

DEUTSCHE BANK AG NEW YORK BRANCH 1 Columbus Circle New York, New York 10019	Societe Generale 245 Park Avenue New York, New York 10167

February 1, 2023

Sisecam Chemicals Resources LLC

5 Concourse Parkway

Suite 2500

Atlanta, GA 30328

Project Houston
Term Loan Facility
Commitment Letter

Ladies and Gentlemen:

You have advised Deutsche Bank AG New York Branch (“DBNY”) and Societe Generale (“SG” and together with DBNY, “we”, “us” or the “Commitment Parties”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheet referred to below).

Section 1.             Commitments.

In connection with the foregoing, (x) DBNY is pleased to advise you of its several (and not joint) commitment to provide 50% of the principal amount of the Term Loan Facility and (y) SG is pleased to advise you of its several (and not joint) commitment to provide 50% of the principal amount of the Term Loan Facility, in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Terms” and together with Exhibit C attached hereto, the “Term Sheet”).

Section 2.             Titles and Roles. You hereby appoint each of DBNY and SG to act, and each of DBNY and SG hereby agrees to act, as joint lead bookrunners and joint lead arrangers for each of the Term Loan Facility (in such capacity, the “Lead Arrangers”), in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of DBNY and SG and will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles. A third party agent selected by the Lead Arrangers shall act as the sole administrative agent and collateral agent (collectively, the “Administrative Agent”) for the Term Loan Facility.

Section 3.             Exclusivity.

From the date hereof until the earliest of: (a) the mutual agreement of the parties hereto not to pursue the execution of the Facilities Documentation (as defined below); (b) the Closing Date (as defined below); and (c) the Termination Date (as defined below) (or such later date as you and the Commitment Parties shall have mutually agreed to extend the Commitment Parties’ commitment hereunder), unless you first obtain our written approval, you:

(i)           shall not, and shall instruct your affiliates, agents, representatives, counsel, consultants and advisors and any other person acting on your or their behalf not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise effect, facilitate, encourage or accept any offers for the funding of the Term Loan Facility or any alternative debt financing arrangements in connection with the Transactions; and

(ii)          shall terminate or have terminated prior to the date hereof any written agreement or arrangement related to the foregoing to which you or your affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than each of the Agents and their respective representatives.

You agree that no agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Term Loan Facility unless you and we shall so agree.

Section 4.             Syndication.

Each Commitment Party reserves the right, before or after the execution of the definitive documentation for the Term Loan Facility (the “Facilities Documentation”), to syndicate all or a portion of its commitment in respect of the Term Loan Facility to one or more other financial institutions or other investors that will become parties to the Facilities Documentation pursuant to a syndication to be managed by the Commitment Parties in consultation with you and reasonably acceptable to you (such financial institutions and other investors, the “Lenders”) in each case excluding (i) any person identified by name by you to us in writing (including by email) prior to the date hereof (or, if after the date hereof, subject to the approval of the Required Lenders in their sole discretion), (ii) any person that is a competitor of you, SIRE, Sisecam GP, SWY or your or their respective subsidiaries, in each case that is separately identified in writing by you to us from time to time prior to the Closing Date, (iii) any affiliate of any person identified in clause (i) or (ii) that is (a) identified in writing by you from time to time or (b) reasonably identifiable as an affiliate on the basis of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business, unless explicitly excluded pursuant to clause (i) or (ii) of this paragraph) (any such person in clause (i), (ii) or (iii) above, a “Disqualified Institution”); provided that any such additional designation shall not apply retroactively to any prior assignment or participation to any Lender that was otherwise permitted at the time of such assignment or participation; provided, further, that, notwithstanding the Commitment Parties’ right to syndicate the Term Loan Facility and receive commitments with respect thereto, unless you agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its respective commitment, including all rights with respect to consents, modifications, waivers, amendments and satisfaction of conditions precedent, until the Closing Date has occurred.

The Lead Arrangers will manage all aspects of the syndication of the Term Loan Facility in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders and the assignment of any titles and the compensation to be provided to the Lenders. You agree to use commercially reasonable efforts until 60 days after the Expiration Date to actively assist the Lead Arrangers and to take other actions as the Lead Arrangers may reasonably request related thereto, including but not limited to: (a) using commercially reasonable efforts to make your senior management, representatives and advisors available to participate in informational meetings, conference calls and other direct contact with potential Lenders at such times and places as the Lead Arrangers may reasonably request; (b) using commercially reasonable efforts to ensure that the syndication effort benefits from your existing lending relationships; (c) using commercially reasonable efforts in assisting in the preparation of customary marketing materials to be used in connection with the syndication of the Term Loan Facility (together with the Projections (as defined below), the Information (as defined below) and the Term Sheet, collectively, the “Information Materials”) and; (d) providing to the Lead Arrangers reasonably available information (including Projections) with respect to the Transaction reasonably requested by the Lead Arrangers.

Section 5.             Information.

You represent and warrant that (a) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the estimates, forecasts, projections and other forward-looking financing information regarding the future performance of the Borrower, SIRE, SWY and their respective subsidiaries (collectively, the “Projections”), other forward looking information and information of a general economic or industry specific nature) (such written information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements and updates thereto from time to time pursuant to the immediately succeeding sentence) and (b) the Projections that have been or will be made available to the Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time made and at the time such Projections are made available to the Lead Arrangers (after giving effect to all supplements and updates thereto from time to time pursuant to the immediately succeeding sentence), it being recognized by the Lead Arrangers that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of the Closing Date and the conclusion of any syndication process conducted pursuant to Section 4 above you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties will be correct in all material respects under those circumstances. You understand that, in arranging the Term Loan Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

Section 6.             Conditions Precedent.

Each Commitment Party’s commitment hereunder, and its agreement to perform its obligations described herein, are subject solely to the conditions set forth in Exhibit C to the Term Sheet and, upon satisfaction (or waiver by the Commitment Parties) of such conditions, the Commitment Parties will execute and deliver the Facilities Documentation to which they are a party and the initial funding of the Term Loan Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the availability and funding of the Term Loan Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters or the Facilities Documentation (other than the conditions set forth in Exhibit C to the Term Sheet).

Notwithstanding anything set forth in this Commitment Letter, the Term Sheet, the Fee Letters or the Facilities Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Loan Facility on the Closing Date shall be (x) such of the representations made by (or relating to) SIRE and Sisecam GP in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (determined without regard to any notice requirement) to terminate your (or your affiliate’s) obligations (or to refuse to consummate the Merger) under the Merger Agreement as a result of a breach of such representations (the “Merger Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Term Loan Facility on the Closing Date if the conditions set forth in the Term Sheet are satisfied (it being understood that (I) to the extent any Collateral referred to in the Term Sheet may not be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of a stock certificate of U.S. organized entities (including, without limitation, Sisecam Chemicals Wyoming LLC to the extent certificated) or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date but, instead, may be accomplished within 45 days after the Closing Date (or such longer period after the Closing Date reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders)) and (II) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth in the Term Sheet. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to legal existence, corporate power and authority relating to the entering into and performance of the Facilities Documentation, the due authorization, execution, delivery, validity and enforceability of the Facilities Documentation, no conflicts of Facilities Documentation with organizational documents, margin regulations, the Investment Company Act of 1940, as amended, solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction), use of proceeds, Patriot Act/“know your customer” laws, OFAC/anti-terrorism laws, FCPA/anti-corruption laws and anti-money laundering laws, and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence, the creation, validity, perfection and priority of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

Section 7.            Clear Market.

You hereby agree that, prior to the later of the Closing Date and the conclusion of any syndication process conducted pursuant to Section 3 above there shall be no issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Borrower, SIRE, SWY or their respective subsidiaries in connection with the Transactions (other than indebtedness incurred in the ordinary course of business of the SWY or its subsidiaries for working capital purposes) that would reasonably be expected to materially impair the syndication process pursuant to Section 3 hereof, without the consent of the Lead Arrangers.

Section 8.             Fees.

As consideration for each Commitment Party’s commitment hereunder, and its and the Administrative Agent’s agreement to perform the obligations described herein, you agree to pay (or cause to be paid) to each Commitment Party and the Administrative Agent the fees to which such Commitment Party or the Administrative Agent (as applicable) is entitled set forth in this Commitment Letter and in one or more of the confidential fee letters dated the date hereof (or in the case of the Administrative Agent, to be dated after the date hereof) and delivered herewith with respect to the Term Loan Facility (each, a “Fee Letter”).

Section 9.             Expenses; Indemnification.

To induce the Commitment Parties to issue this Commitment Letter and to proceed with the Facilities Documentation, you hereby agree that all reasonable and documented fees and expenses (limited, in the case of professional advisors, to the reasonable and documented fees and expenses of (1) White & Case LLP, as primary counsel to the Commitment Parties, (2) Hatch, as Independent Technical Consultant, (3) one primary counsel acting for the Administrative Agent, (4) one regulatory counsel acting for the Commitment Parties and the Administrative Agent and (5) one local counsel for each relevant jurisdiction acting for the Commitment Parties and the Administrative Agent (including, for the avoidance of doubt, Parr Brown Gee & Loveless, as Wyoming counsel to the Commitment Parties and the Administrative Agent)) of each of the Commitment Parties and the Administrative Agent and each of their respective affiliates arising in connection with the Term Loan Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters and the Facilities Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall, on the Closing Date (or if earlier, the termination of this Commitment Letter), reimburse the Commitment Parties and the Administrative Agent and each of their respective affiliates for all such fees and expenses paid or incurred by them) whether or not the Transaction is consummated or the Term Loan Facility is made available or the Facilities Documentation is executed; provided that the fees and expenses of White & Case LLP and Hatch shall not exceed $546,000.00 and $129,800.00, respectively, without your prior consent. You further agree to indemnify and hold harmless the Commitment Parties, the Administrative Agent, each Lender and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the Commitment Parties, the Administrative Agent, any Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or any Fee Letter (a “Proceeding”) and, promptly following written demand, to pay and reimburse the Commitment Parties, the Administrative Agent, each Lender and each other Indemnified Person for any reasonable legal or other expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not the Commitment Parties, the Administrative Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person, (ii) a material breach of the obligations of such Indemnified Person of its obligations under this Commitment Letter, in each case, not arising out of any act or omission on the part of you or your affiliates or (iii) a dispute solely between Indemnified Persons other than any action against Administrative Agent or any Lead Arranger in its capacity as such in connection with this Commitment Letter, the Term Loan Facility, the Transaction or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Term Loan Facility (in the case of each preceding clauses (i), (ii) and (iii), as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that you shall be responsible for the fees and expenses of only one counsel for the Commitment Parties and one counsel for the Administrative Agent (and each of their respective related Indemnified Persons) in connection with indemnification claims arising out of the same facts or circumstances and, if necessary in the judgment of the Commitment Parties or the Administrative Agent, a single local counsel to the Commitment Parties and the Administrative Agent in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to all similarly situated Indemnified Persons collectively. None of the Commitment Parties, the Administrative Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter or any Fee Letter in the absence of gross negligence, bad faith or willful misconduct or a material breach of the obligations of such Indemnified Person under this Commitment Letter on the part of such person or entity (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, internet-based or other information transmission systems (including IntraLinks, SyndTrak Online or email), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No party hereto, nor any Indemnified Person, shall be liable in any event for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, any Fee Letter or the financing contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, exemplary, incidental, punitive or consequential damages are included in any third party claim with respect to which such Indemnified Person is entitled to indemnification hereunder.

You shall not be liable for any settlement of any Proceeding effected without your written consent (not to be unreasonably withheld or delayed), but if settled with your written consent or if there is a judgment by a court in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 9.

Section 10.          Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Commitment Party reserves the right to employ the services of its affiliates (including, in the case of DBNY, Deutsche Bank AG, and in the case of SG, SG Americas Securities, LLC) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion. Subject to Section 11 hereof, you acknowledge that (i) each Commitment Party may share with any of its affiliates, and such affiliates may share with such Commitment Party, any information related to the Transaction, the Borrower (and SIRE, SWY and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. No Commitment Party will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies (other than your affiliates). You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by applicable law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that certain of our affiliates are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Parties or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Borrower, SIRE, SWY and their respective subsidiaries and other companies with which the Borrower, SIRE, SWY and their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party, any of its respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

You acknowledge that each Commitment Party or its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or other companies that may be involved in a competing transaction. You hereby agree that each Commitment Party may render services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between each Commitment Party and you and your affiliates in connection with the engagement and services contemplated hereby, on the one hand, and the exercise by such Commitment Party or any of its affiliates of any of their rights and duties under any credit agreement or other agreement, on the other hand. The terms of this Section 10 shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

Section 11.          Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any Fee Letter nor their existence or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your affiliates and your and your affiliates’ officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by (or requested by or pursuant to) applicable law, regulation, rule, government agency, regulatory authority, administrative agency or compulsory legal process or administrative proceeding or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to use commercially reasonable efforts inform us in advance of such disclosure) or regulatory review or (c) if the Commitment Parties consent in writing to such proposed disclosure.

Each Commitment Party shall treat all information received in connection with the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and will not disclose any such information provided to it by or on behalf of you hereunder; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by (or requested by or pursuant to) applicable law, regulation, rule, government agency, regulatory authority, administrative agency or compulsory legal process or administrative proceeding or in connection with any pending legal proceeding (in which case such Commitment Party, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Commitment Party or any of its affiliates, their business or their operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates, (d) to the extent that such information is received by such Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you, (e) to the extent that such information is independently developed by such Commitment Party, so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and our and their respective employees, legal counsel, independent auditors, and other experts or agents directly involved in the consideration of this matter and are informed of the confidential nature of such information, (g) to actual or potential insurers or reinsurers of any Commitment Party, (h) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree (which may be oral or pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (i) for purposes of establishing a “due diligence” defense, (j) to enforce their respective rights hereunder or under any Fee Letter, or (k) to the extent permitted by Section 13 hereof in respect of the customary advertisements and promotional materials contemplated thereby. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation upon the execution and delivery of the Facilities Documentation and initial funding thereunder or shall expire on the first anniversary of the date hereof, whichever occurs earlier.

Section 12.          Assignments; Etc.

This Commitment Letter and each Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Commitment Party may assign its commitment hereunder to one or more prospective Lenders; provided that (a) such Commitment Party shall not be relieved or novated from its obligations hereunder (including its obligation to fund the Term Loan Facility on the Closing Date) in connection with any syndication, assignment or participation of the Term Loan Facility (including its commitments in respect thereof) until after the initial funding of the Term Loan Facility on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of such Commitment Party’s commitments in respect of the Term Loan Facility until the initial funding of the Term Loan Facility on the Closing Date, and (c) unless you agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Term Loan Facility on the Closing Date has occurred. Any and all obligations of each Commitment Party hereunder may be performed, and any and all rights of such Commitment Party hereunder may be exercised, by or through any of its affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve such Commitment Party from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

Section 13.           Amendments; Governing Law; Etc.

This Commitment Letter and each Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and the Commitment Parties (or in the case of any Fee Letter, by the Commitment Party who is party thereto). Each of this Commitment Letter and each Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or any Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter or any Fee Letter shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar applicable state laws based on the Uniform Electronic Transactions Act. Section headings used herein and in any Fee Letter are for convenience of reference only, are not part of this Commitment Letter or such Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or such Fee Letter, as the case may be. Each Commitment Party may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Commitment Party. This Commitment Letter and the Fee Letters set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in any Fee Letter are subject to mutual agreement of the parties hereto or thereto. THIS COMMITMENT LETTER AND EACH FEE LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER OR IN CONNECTION HEREWITH OR THEREWITH (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided that (a) the interpretation of the definition of Partnership Material Adverse Effect (as defined in the Merger Agreement) and whether there shall have occurred a Partnership Material Adverse Effect, (b) whether the representations and warranties made by or with respect to SIRE, Sisecam GP and their respective subsidiaries in the Merger Agreement are accurate and whether as a result of a breach or inaccuracy thereof you or your affiliate have the right to terminate your or its obligations under the Merger Agreement, or refuse to consummate the transactions contemplated by the Merger Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 14.          Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, any Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, provided, however, that each Commitment Party shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, any Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

Section 15.          Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Section 16.          Surviving Provisions.

The provisions of Sections 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of this Commitment Letter and the provisions of each Fee Letter shall remain in full force and effect regardless of whether definitive Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of any Commitment Party hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those provisions relating to syndication, information, confidentiality and payment of amounts owing under the Fee Letters, shall automatically terminate and be superseded by the definitive Facilities Documentation relating to the Term Loan Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under each Fee Letter.

Section 17.          PATRIOT Act Notification.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and any other obligor under the Term Loan Facility and any related Facilities Documentation and other information that will allow such Commitment Party to identify the Borrower and any other obligor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

Section 18.          Termination and Acceptance.

Each Commitment Party’s commitment with respect to the Term Loan Facility as set forth above, and its agreement to perform the obligations described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on July 30, 2023 (the “Termination Date”), unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Merger Agreement and prior to the consummation of the Transaction, the date of the termination or abandonment of the Merger Agreement in accordance with its terms (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) or (iii) the date of the consummation of the Acquisition without the use of the Term Loan Facility (such first date to occur, the “Expiration Date”).

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of each Fee Letter by returning to us executed counterparts hereof and by returning to each respective counterparty executed counterparts of each Fee Letter, in each case not later than 11:59 p.m., New York City time, on February 1, 2023. The commitment of each Commitment Party hereunder, and its agreements to perform the obligations described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:
Name:
Title

By:
Name:
Title

SOCIETE GENERALE

By:
Name:
Title

[Sisecam Chemicals Resources – Commitment Letter]

Accepted and agreed to as of
the date first above written:

SISECAM CHEMICALS RESOURCES LLC

By:
Name: Marla Nicholson
Title: General Counsel

[Sisecam Chemicals Resources – Commitment Letter]

EXHIBIT A

Sisecam Chemicals Resources LLC
Term Loan Facility

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Pursuant to that certain Agreement and Plan of Merger, dated as of February 1, 2023, by and among, inter alios, Sisecam Chemical Wyoming LLC, a Delaware limited liability company (“SCW”) and sole member of Merger Sub, Sisecam Chemicals Newco LLC, a Delaware limited liability company (“Merger Sub”), Sisecam Resource Partners LLC (“Sisecam GP”) and Sisecam Resources LP (“SIRE”) (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Merger Agreement”), Merger Sub will merge with and into SIRE, with SIRE as the surviving entity (the “Merger”). Immediately following the Merger, SCW shall own approximately 97.8% of SIRE, Sisecam GP shall own approximately 2% of SIRE, and a newly formed limited liability company whose sole member will be SCR (“Newco”) will own an approximately 0.2% interest in SIRE. Concurrently with the Merger, SCW shall acquire (the “Acquisition”) 100% of the equity interests of SIRE which are held by persons other than SCW, Newco and Sisecam Resources Partners LLC.

The sources of funds needed to effect the Merger, the Acquisition and to pay all fees and expenses incurred in connection with the Transaction (the “Transaction Costs”) shall be provided through (a) a senior secured financing consisting of a $110.0 million term loan facility (the “Term Loan Facility”) provided to Sisecam Chemicals Resources LLC (the “Borrower”), in each case, upon the terms and subject to the conditions set forth or referred to in the Term Sheet and (b) cash investments by the direct or indirect parent companies of the Borrower, which shall be in the form of common equity of the Borrower or distributions from any direct or indirect subsidiary of the Borrower (the “Contribution”).

The date on which the Merger and the Acquisition is consummated and the initial borrowing is made under the Term Loan Facility is referred to herein as the “Closing Date”.

The transactions described above are collectively referred to herein as the “Transaction”.

A-1

EXHIBIT B

Sisecam Chemicals Resources LLC Financing

1.	Term Loan/Size	Up to $110 million, fully-funded on the closing date (the “Holdco Term Loan”)
2.	Lenders/Participation	50% of the Holdco Term Loan to be committed by each of Deutsche Bank AG New York Branch (or an affiliate thereof) and Societe Generale (or an affiliate thereof) (collectively, the “Lenders”)
3.	Administrative Agent	An institution to be mutually agreed.
4.	Borrower	Sisecam Chemicals Resources LLC (“SCR” or the “HoldCo”)
5.	Guarantors	The Borrower and each of its subsidiaries, other than Sisecam Wyoming LLC (“SWY”) and each of its subsidiaries.
6.	Use of Proceeds	To fund a portion of the acquisition of the approximately 26% public share interest in Sisecam Resources LP (“SIRE”) (the “Acquisition”) and related fees and expenses.
7.	Maturity	Earliest to occur of (x) 3.5 years after the closing date and (y) October 15, 2026.
8.	Interest Rate	SOFR + Credit Adjustment Spread of 10/15/25 basis points + Applicable Margin
9.	Applicable Margin	Year 1: 400bps per annum Year 2: 425bps per annum Year 3: 450bps per annum Half-Year 4: 475bps per annum
10.	SOFR Floor	1.00%
11.	Default Interest Rate	Interest Rate plus 2% per annum.
12.	Repayment	Repayment to be based on a sweep of 100% of Excess Cash Flow on a quarterly basis, subject to Minimum Amortization requirements.
13.	Minimum Amortization

Minimum Amortization requirements by fiscal year-end:

Year 1: $30 million (target ending balance of $80 million)

Year 2: $30 million (target ending balance of $50 million)

Year 3: $30 million (target ending balance of $20 million)

Half-Year 4: $20 million (target ending balance of $0)

14.	Excess Cash Flow	Any and all cash distributions received by the Borrower directly or indirectly from SIRE or SWY or contributions from Sisecam Chemicals USA Inc. and/or Ciner Enterprises Inc. less administrative and operating costs of the HoldCo and interest, fees and costs payable in association with the HoldCo Term Loan.
15.	Voluntary Prepayments	Permitted at any time, on customary notice, without premium or penalty; subject to breakage and customary minimums. Amounts prepaid cannot be reborrowed.

16.	Mandatory Prepayments

The Borrower shall prepay outstanding amounts and obligations under the HoldCo Term Loan with the net proceeds (or in the case of a change of control, all outstanding HoldCo Term Loans shall be repaid in full) of the following (and subject to any requirements pursuant to that certain credit agreement, dated October 28, 2021, by and among, inter alios, SWY, as the borrower and Bank of America, as administrative agent (as amended prior to the date hereof, the “OpCo Revolving Credit Facility”)):

•     The sale of any direct or indirect interest of the Borrower in SIRE or SWY;

•     Any non-ordinary course asset sale by the Borrower or any subsidiary of the Borrower (carve-outs or thresholds to be agreed);

•     Any material insurance events with respect to the Borrower or any subsidiary of the Borrower (thresholds to be agreed), less (if no event of default has occurred and is continuing) amounts used to replace or repair the insured asset or to pay any liabilities so insured within a timeframe to be agreed;

•     A change of control of the Borrower, SIRE or SWY; and

•     100% of the proceeds of any non-permitted debt incurred.

17.	Debt Service Reserve Account (“DSRA”)	DSRA to be funded at closing and maintained in an amount equal to the next 6 months of scheduled interest due under the HoldCo Term Loan.
18.	Security	The HoldCo Term Loan will be secured by a first priority perfected security interest in (i) all of the assets of the Borrower, including (without limitation) all of the equity interests in Sisecam Chemicals Wyoming LLC and control agreements with respect to the DSRA and other deposit accounts and (ii) all assets of the Guarantors (excluding direct or indirect equity interests in SWY), including (without limitation) control agreements with respect to deposit accounts of the Guarantors, in each case whether now owned or hereafter acquired (the “Collateral”).
19.	Negative Covenants	Including but not limited to: indebtedness (including, for the avoidance of doubt, a prohibition on indebtedness of the Borrower and its subsidiaries, but with capped exceptions to be agreed for (w) indebtedness under the OpCo Revolving Credit Facility, including refinancings thereof (provided that any such refinancing facility shall be in the same or lesser quantum (plus fees and expenses related to such refinancing) and shall have substantially the same terms as the OpCo Revolving Credit Facility, other than maturity), (x) certain existing equipment financings, (y) a general debt basket in an aggregate principal amount outstanding not in excess of $55 million; provided that such general debt basket shall be reduced by any amounts outstanding under clause (x) and (z) other ordinary course indebtedness incurred by SWY, as permitted under the OpCo Revolving Credit Facility, it being understood and agreed that the aggregate principal amount of all such indebtedness (inclusive of undrawn commitments under the OpCo Revolving Credit Facility) under clauses (w) through (z) shall not exceed $280 million), liens (including, for the avoidance of doubt, a prohibition on liens on any assets of the Borrower and its subsidiaries, with a limited exception to be agreed for liens under the OpCo Revolving Credit Facility and certain existing equipment liens), investments (including loans, acquisitions and advances, with agreed baskets and thresholds), restricted payments, restricted debt payments, mergers, consolidations and other fundamental changes, dispositions (including with respect to (x) the sale, transfer or change of the Borrower’s direct or indirect interest in SCR, SIRE and SWY), (y) sale or transfer of all or a portion of the equity interest held by SIRE in SWY and (z) the sale or transfer of material assets (threshold TBD) by SWY), changes in fiscal year, material changes in nature of business, amendment of organizational documents and other material agreements (including amendments to the OpCo Revolving Credit Facility) which are adverse to the Lenders, burdensome agreements, affiliate transactions with agreed exceptions, including, but not limited to, those already in place, sale leaseback transactions and business activities.

20.	Financial Covenants

SCR will be subject to covenants based on the performance of both SWY and SCR, noting that the intent is not to require additional covenants at SWY or in the OpCo Revolving Credit Facility (or amendments or waivers/consents thereto and thereunder). The HoldCo Term Loan will include a customary cross-default to the OpCo Revolving Credit Facility.

SWY Financial Covenants:

•     Minimum tangible net worth covenant based on the tangible net worth of SWY attributable to equity interests of the Borrower (methodology TBD).[1]

HoldCo Financial Covenant:

•     Minimum Debt Service Coverage Ratio of 1.10:1.00, which shall be tested in respect of the Borrower over the 12 months prior to the date of the test based on its share of distributions from the SWY less any Holdco administrative or operational costs divided by all interest and fee expenses plus the Minimum Amortization requirement under the HoldCo Term Loan; and

•     Maximum Total Leverage Ratio[2] of 3.75x.

Breach of Financial Covenants is subject to customary equity cure periods to be aligned with the OpCo Revolving Credit Facility, where applicable.

21.	Other Covenants and Controls

Including but not limited to:

•      Subject to applicable law, contractual obligations under the implicated organizational documents and fiduciary duties, SCR and Guarantors must exercise their respective powers and rights to effectuate the maximum distribution of any and all Available Cash (to be defined in a manner to be agreed, but to include any cash available to be distributed by SWY or SIRE pursuant to their respective organizational documents and (in the case of SWY) the OpCo Revolving Credit Facility) from SIRE and SWY; and

•      Affirmative covenants customary and usual for facilities of this nature, including but not limited to: sanctions, anti-corruption, compliance with law and environmental.

1 NTD: the calculation of such Financial Covenants remains to be determined and aligned with the existing OpCo Revolving Credit Facility, where applicable.

2 Total Net Leverage Ratio is to be calculated on a consolidated basis with SWY, taking into account 100% of indebtedness incurred by the Borrower/Guarantors and EBITDA generated by the Borrower/Guarantors and the Borrower’s/Guarantor’s pro rata ownership percentage of indebtedness incurred and EBITDA generated at SWY. (e.g., based on current ownership levels, Debt = ~51% of SWY debt + 100% of Borrower/Guarantor debt; EBITDA = ~51% of SWY EBITDA)

22.	SWY Reporting Requirements to Lenders	To mirror the reporting requirements of the OpCo Revolving Credit Facility, including quarterly unaudited and annual audited financials and other customary obligations, but to include notice of any amendment or waiver with respect to the OpCo Revolving Credit Facility and formal communication from any agent or lender under the Opco Revolving Credit Facility regarding a breach of any term under the OpCo Revolving Credit Facility.
23.	HoldCo Reporting Requirements to Lenders	Customary for transactions of this nature, including (without limitation) quarterly unaudited and annual audited financials (in each case, with MD&A), account balances (DSRA, etc.), quarterly compliance certificates, delivery of an annual budget and annually updated financial model, notices of default, notices of material litigation and proceedings, KYC information, etc.
24.	Events of Default	Documentation will include events of default customary and usual for debt facilities of this nature (including but not limited to a cross-default to the OpCo Revolving Credit Facility) and will include grace periods, cure periods, materiality thresholds and voting protocols typical for financings of this nature.
25.	Representations and Warranties	Customary for transactions of this nature and subject to appropriate materiality, grace periods and other qualifications, including but not limited to: legal existence, good standing, corporate power and authority, no conflicts with organizational documents, material agreements or applicable law, margin regulations, the Investment Company Act of 1940, as amended, solvency, use of proceeds, Patriot Act/“know your customer” laws, OFAC/anti-terrorism laws, FCPA/anti-corruption laws and anti-money laundering laws, compliance with law, litigation, governmental approvals, disclosure, accuracy of historical financial statements, no material adverse effect, no default, taxes, subsidiaries, intellectual property, environmental, ERISA and labor matters, ownership of properties, and the creation, validity, perfection and priority of the security interests granted in the Collateral.
26.	Documentation	Credit documentation to be based on that with respect to the Opco Revolving Credit Facility, subject to modifications to give effect to the terms of this Term Sheet and otherwise as may be mutually agreed. Initial drafts to be prepared by Lenders’ Counsel.
27.	Legal Counsel to the Lenders and Administrative Agent	White & Case LLP (“Lenders’ Counsel”)
28.	Independent Technical Consultant	Hatch (the “ITC”).
29.	Governing Law	State of New York

EXHIBIT C

Sisecam Chemicals Resources LLC
Term Loan Facility
Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the commitment letter to which this Exhibit C is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowing under the Term Loan Facility on the Closing Date shall be subject to the following additional conditions precedent:

1.	The execution and delivery of definitive Facilities Documentation (including, without limitation, and subject to the Funds Certain Provisions, the guarantees and security agreements required by the Summary of Terms) consistent with the terms of the Commitment Letter and the Term Sheet and otherwise reasonably satisfactory to each Commitment Party and the Borrower.

2.	Concurrently with the initial funding under the Term Loan Facility, the Acquisition and the Merger shall have been consummated in accordance with the terms and conditions of the definitive agreement relating to the Merger (including, but not limited to, all schedules and exhibits thereto) (collectively, the “Merger Agreement”) and applicable law, and the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Borrower nor any affiliate thereof shall have consented to any action which would require the consent of the Borrower or such affiliate under the Merger Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Commitment Parties.

3.	The Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (it being understood and agreed that any such representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

4.	Since the date of the Merger Agreement, there shall not have been a Partnership Material Adverse Effect (as defined in the Merger Agreement, as in effect as of the date hereof), or any event, change, fact, development, circumstance, condition or occurrence that is reasonably likely to have or result in a Partnership Material Adverse Effect (as defined in the Merger Agreement, as in effect as of the date hereof).

5.	The Contribution shall have been made or, substantially concurrently with the initial funding of the Term Loan Facility on the Closing Date, shall be made.

6.	Subject to the Funds Certain Provisions, the guarantees and security agreements required by the Summary of Terms shall have been executed and delivered and, subject to the Funds Certain Provisions, the Lenders shall have a first priority perfected security interest in all assets of the Borrower and the Guarantors as, and to the extent, required by the Term Sheet.

7.	The Commitment Parties shall have received (1) legal opinions from counsel in form, scope and substance reasonably acceptable to the Commitment Parties, (2) a solvency certificate, in form and substance reasonably satisfactory to the Commitment Parties, from the chief financial officer of the Borrower and (3) other customary and reasonably satisfactory closing and corporate documents, resolutions, certificates, instruments, lien searches and deliverables.

8.	The Commitment Parties shall have received (1) a pro forma consolidated balance sheet of Borrower and its subsidiaries (including SIRE), a pro forma consolidated statement of income of Borrower and its subsidiaries (including SIRE) and statements of cash flows for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period and (2) detailed projected consolidated financial statements of Borrower and its subsidiaries (including SIRE), prepared and approved by the chief financial officer of Borrower, for at least the four fiscal years ended after the Closing Date, which projections shall be in form and substance satisfactory to the Commitment Parties.

9.	All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and each Fee Letter, payable to Administrative Agent, the Lead Arrangers and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due.

10.	(i) The Borrower and each of the Guarantors shall have provided, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation (a) the PATRIOT Act and (b) to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, certifications as to beneficial ownership in relation to the Borrower, which certification shall be in form and substance reasonably satisfactory to the Lenders (in each case, reasonably requested by the Lenders no later than five business days prior to the Closing Date) and (ii) the Lenders shall have successfully completed “know your customer” due diligence and adoption by all relevant parties to each such Lender’s satisfaction, including, without limitation, obtaining any relevant anti-financial crime compliance approval.